CitiFirst
PROTECTION

NOTES | DEPOSITS | CERTIFICATES

Market-Linked Notes Based on the S&P 500® Index
Due August     , 2019

Citigroup Inc.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

January 29, 2014

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JANUARY 29, 2014

Citigroup Inc.	February , 2014 Medium-Term Senior Notes, Series G Pricing Supplement No. 2014-CMTNG0051 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302
Market-Linked Notes Based on the S&P 500® Index Due August    , 2019
Overview
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The notes offered by this pricing supplement are unsecured, senior debt securities issued by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity based on the average index return percentage of the S&P 500® Index (the “underlying index”), measured as described below. If the average index return percentage is positive, you will receive a positive return at maturity equal to 90% to 100% of that average index return percentage (to be determined on the pricing date). However, if the average index return percentage is negative or zero, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. Even if the average index return percentage is positive, so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

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The average index return percentage is the average of the percentage changes in the closing level of the underlying index from the pricing date to each of the quarterly valuation dates occurring over the term of the notes. You should understand that the return on the notes may be significantly lower than the actual return on the underlying index, as measured from the pricing date to the final valuation date, and that you will not receive any dividends paid on the stocks that constitute the underlying index over the term of the notes.

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In order to obtain the exposure to the underlying index that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we default on our obligations.

KEY TERMS
Underlying index:	The S&P 500® Index (ticker symbol: “SPX”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per note
Pricing date:	February , 2014 (expected to be February 25, 2014)
Issue date:	February , 2014 (three business days after the pricing date)
Valuation dates:
The     day of each February, May, August and November (expected to be the 25th day of each February, May, August and November) during the term of the notes, each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur

Maturity date:	August , 2019 (expected to be August 29, 2019)
Payment at maturity:	For each note, the $1,000 stated principal amount per note plus the note return amount, which will be either zero or positive
Note return amount:
•    If the average index return percentage is greater than zero:
$1,000 × average index return percentage × upside participation rate
•    If the average index return percentage is less than or equal to zero:
$0

Average index return percentage:	The arithmetic average of the interim index return percentages, as measured on each of the valuation dates
Interim index return percentage:	On each valuation date: (ending index level – initial index level) / initial index level
Initial index level:	, the closing level of the underlying index on the pricing date
Ending index level:	The closing level of the underlying index on the relevant valuation date
Listing:	The notes will not be listed on any securities exchange.
Upside participation rate:	90% to 100%. The actual upside participation rate will be determined on the pricing date.
CUSIP / ISIN:	1730T0H36 / US1730T0H362
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1) (2)	Underwriting fee(2) (3)	Proceeds to issuer (3)
Per note:	$1,000	$30	$970
Total:	$	$	$
(1) Citigroup Inc. currently expects that the estimated value of the notes on the pricing date will be between $925.00 and $945.00 per note, which will be less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.
(2) The issue price for investors purchasing the notes in fee-based advisory accounts will be $970.00 per note, assuming no custodial fee is charged by a selected dealer, and up to $972.50, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.
(3) The underwriting fee is $30.00 per note (or up to $2.50 per note in the case of sales to fee-based advisory accounts). For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-03-03 dated November 13, 2013         Underlying Supplement No. 3 dated November 13, 2013
Prospectus Supplement and Prospectus each dated November 13, 2013

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Market-Linked Notes Based on the S&P 500® Index Due August , 2019

Additional Information

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Hypothetical Examples

The following four examples illustrate the calculation of the average index return percentage and the payment at maturity on the notes based on different hypothetical interim index return percentages for each of the valuation dates. The examples are based on a hypothetical upside participation rate of 90%. Your actual payment at maturity per note will depend on the actual upside participation rate, which will be determined on the pricing date, and the actual average index return percentage.

Investors in the notes will not receive interest and will not receive any dividends on the stocks that constitute the underlying index. The examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index” below.

Example 1

The interim index return percentage from the pricing date to the final valuation date is 13.00% but the average index return percentage is only 6.50%. The graph above illustrates the hypothetical percentage change in the closing level of the underlying index from the pricing date to each of the valuation dates. In this example, the underlying index appreciates steadily over the term of the notes.

Payment at maturity per note	= $1,000 + the note return amount

= $1,000 + ($1,000 × average index return percentage × hypothetical upside participation rate)

= $1,000 + ($1,000 × 6.50% × 90%)

= $1,000 + $58.50

= $1,058.50

Because the average index return percentage is greater than zero, your payment at maturity in this example would be equal to the $1,000 stated principal amount per note plus the note return amount, or $1,058.50 per note. In this example, the notes significantly underperform the underlying index over the term of the notes.

February 2014	PS-3

Citigroup Inc.
Market-Linked Notes Based on the S&P 500® Index Due August , 2019

Example 2

The interim index return percentage from the pricing date to the final valuation date is −14.13% and the average index return percentage is −3.25%. The graph above illustrates the hypothetical percentage change in the closing level of the underlying index from the pricing date to each of the valuation dates. In this example, the underlying index has negative interim index return percentages on some valuation dates and positive interim index return percentages on other valuation dates. Because the negative interim index return percentages are relatively large in absolute terms, the positive interim index return percentages are more than offset by the negative interim index return percentages, and the average index return percentage is −3.25%.

Payment at maturity per note	= $1,000 + the note return amount

= $1,000 + $0

= $1,000

Because the average index return percentage is less than zero, the note return amount will equal zero. Accordingly, the payment at maturity per note will equal the $1,000 stated principal amount per note.

Example 3

The interim index return percentage from the pricing date to the final valuation date is 7.50% but the average index return percentage is only −0.68%. The graph above illustrates the hypothetical percentage change in the closing level of the underlying index from the pricing date to each of the valuation dates. In this example, the underlying index depreciates early in the term of the notes, remains at a level below the initial index level for a significant period of time and then appreciates significantly later in the term of the notes. In this example, the notes significantly underperform the underlying index over the term of the notes.

February 2014	PS-4

Citigroup Inc.
Market-Linked Notes Based on the S&P 500® Index Due August , 2019

Payment at maturity per note	= $1,000 + the note return amount

= $1,000 + $0

= $1,000

Because the average index return percentage is less than zero, the note return amount will equal zero. Accordingly, the payment at maturity per note will equal the $1,000 stated principal amount per note.

Example 4

The interim index return percentage from the pricing date to the final valuation date is −0.50% and the average index return percentage is 5.30%. The graph above illustrates the hypothetical percentage change in the closing level of the underlying index from the pricing date to each of the valuation dates. In this example, the underlying index appreciates early in the term of the notes and then declines significantly later in the term of the notes. The level of the underlying index is greater than its closing level on the final valuation date for a significant period of time during the term of the notes. The average index return percentage is 5.30%, which is greater than −0.50%, the interim index return percentage from the pricing date to the final valuation date.

Payment at maturity per note	= $1,000 + the note return amount

= $1,000 + ($1,000 × average index return percentage × hypothetical upside participation rate)

= $1,000 + ($1,000 × 5.30% × 90%)

= $1,000 + $47.70

= $1,047.70

Because the average index return percentage is greater than zero, your payment at maturity in this example would be equal to the $1,000 stated principal amount per note plus the note return amount, or $1,047.70 per note.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the notes, and are also subject to risks associated with the underlying index. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement and the description of risks relating to the underlying index contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

February 2014	PS-5

Citigroup Inc.
Market-Linked Notes Based on the S&P 500® Index Due August , 2019

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You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the average index return percentage is greater than zero. If the average index return percentage is equal to or less than zero, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, even if the average index return percentage is greater than zero, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

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Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the average index return percentage is less than or not sufficiently greater than zero. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the 5.5-year term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

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The notes are designed for investors who are willing to forgo full upside exposure to the underlying index in certain market scenarios in order to avoid downside exposure to the underlying index. You should understand, in particular, that if the closing level of the underlying index is greater at or near maturity than it was, on average, on the quarterly valuation dates, the notes will underperform the actual return on the underlying index (unless the closing level of the underlying index is lower at or near maturity than it was on the pricing date). For example, if the closing level of the underlying index increases at a more or less steady rate over the term of the notes, the average index return percentage will be less than the percentage increase in the closing level of the underlying index from the pricing date to the final valuation date, and the notes will underperform the actual return on the underlying index. This underperformance will be especially significant if there is a significant increase in the closing level of the underlying index during the latter portion of the term of the notes. In addition, it is possible that you will not receive any return on the notes even if the closing level of the underlying index at or near maturity is significantly greater than it was on the pricing date. One scenario in which this may occur is when the closing level of the underlying index declines early in the term of the notes, remains below the initial index level for a significant period of time and then increases significantly later in the term of the notes. You should not invest in the notes unless you understand and are willing to accept the drawbacks associated with the averaging feature of the notes.

In addition, you should understand that you will only participate in 90% to 100% (to be determined on the pricing date) of the average index return percentage. If the upside participation rate is less than 100%, you will not fully participate in the average index return percentage. In such case, the notes would underperform a hypothetical alternative investment that would provide 1-to-1 exposure to the appreciation of the underlying index, as measured from the pricing date to the final valuation date, as well as a hypothetical alternative investment that would provide 1-to-1 exposure to the appreciation of the underlying index, as measured by the average index return percentage.

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Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index. As of January 27, 2014, the average dividend yield of the underlying index was 1.98% per year. While it is impossible to know the future dividend yield of the underlying index, if this average dividend yield were to remain constant for the term of the notes, you would be forgoing an aggregate yield of approximately 10.89% (assuming no reinvestment of dividends) by investing in the notes instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes.

■	The notes are subject to the credit risk of Citigroup Inc. If we default on our obligations under the notes, you may not receive anything owed to you under the notes.

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The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

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Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

February 2014	PS-6

Citigroup Inc.
Market-Linked Notes Based on the S&P 500® Index Due August , 2019

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The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (1) the selling concessions paid in connection with the offering of the notes, (2) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (3) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

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The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

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The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

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The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

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The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, the dividend yields on the stocks that constitute the underlying index, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

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Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

February 2014	PS-7

Citigroup Inc.
Market-Linked Notes Based on the S&P 500® Index Due August , 2019

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Our offering of the notes is not a recommendation of the underlying index. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying index or in instruments related to the underlying index or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index. These and other activities of our affiliates may affect the level of the underlying index in a way that has a negative impact on your interests as a holder of the notes.

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The level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the notes through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the underlying index in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

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We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

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The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

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Adjustments to the underlying index may affect the value of your notes. S&P Dow Jones Indices LLC (the “underlying index publisher”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as holders of the notes.

February 2014	PS-8

Citigroup Inc.
Market-Linked Notes Based on the S&P 500® Index Due August , 2019

Information about the Underlying Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement. Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the underlying index, including certain risks that are associated with an investment linked to the underlying index.

Historical Information

The closing level of the underlying index on January 27, 2014 was 1,781.56.

The graph below shows the closing levels of the underlying index for each day such level was available from January 2, 2009 to January 27, 2014. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the underlying index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 2, 2009 to January 27, 2014

February 2014	PS-9

Citigroup Inc.
Market-Linked Notes Based on the S&P 500® Index Due August , 2019

United States Federal Tax Considerations

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion assumes this treatment is respected.  If you are a U.S. Holder, you will be required to recognize interest income at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes.  We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.  Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the proceeds received minus your adjusted tax basis in the notes.  Your adjusted tax basis will equal your purchase price for the notes plus interest previously included in income on the notes.  Any gain generally will be treated as ordinary income, and any loss will be treated as ordinary income to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of   %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $   at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the notes.

Subject to the discussion below regarding Section 871(m) of the Internal Revenue Code (the “Code”), if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

Proposed U.S. Treasury Department regulations issued pursuant to Section 871(m) of the Code, if finalized in their current form, would require withholding at a rate of 30% (or lower treaty rate) on certain “dividend equivalent” payments made or deemed made after December 31, 2015 to non-U.S. persons in respect of financial instruments that reference U.S. stocks.  Under these rules, withholding may be required even in the absence of any actual dividend-linked payment made pursuant to the instrument.  While the regulations provide for an exception for indices that satisfy certain criteria, it is not clear whether this exception will apply to the underlying index.  These rules apply only to instruments acquired after March 4, 2014, and therefore they generally should not apply to initial Non-U.S. Holders that acquire their notes in this offering.  It is possible, however, that withholding requirements under these rules will apply to notes acquired by an initial Non-U.S. Holder if the Non-U.S. Holder enters into one or more other transactions with respect to the underlying index or its constituents after March 4, 2014.  Moreover, it is possible that a withholding agent may withhold on payments made to initial Non-U.S. Holders that purchase the notes in this offering if the withholding agent cannot determine the date on which the Non-U.S. Holder acquired the notes.  Additionally, because a purchaser of the notes after March 4, 2014 that is a non-U.S. person might be subject to withholding under these rules, depending on the facts as of the date of the acquisition, an initial holder’s ability to transfer the notes on a secondary market, if any, may be further limited.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  These proposed regulations are extremely complex.  Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences to them of these proposed regulations.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee equal to $30.00 for each note sold by CGMI directly to the public and that will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph. CGMI will pay selected dealers not affiliated with CGMI a selling concession of $30.00 for each note they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a selling concession of up to $2.50 for each note they sell to fee-based advisory accounts. Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such

February 2014	PS-10

Citigroup Inc.
Market-Linked Notes Based on the S&P 500® Index Due August , 2019

affiliated broker-dealers will receive a fixed sales commission, of $30.00 for each note they sell. CGMI will pay the registered representatives of CGMI a fixed sales commission of $30.00 for each note they sell directly to the public.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We expect to hedge our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the notes declines. This hedging activity could affect the closing level of the underlying index and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. The range for the estimated value of the notes set forth on the cover page of this preliminary pricing supplement reflects terms of the notes that have not yet been fixed as well as uncertainty on the date of this preliminary pricing supplement about the inputs to CGMI’s proprietary pricing models on the pricing date.

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period.

Contact

Clients may contact their local brokerage representative. Third party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2014 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2014	PS-11